                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                                   WQN, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   92932C103
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                               November 30, 2005
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed
                              [ ]   Rule 13d 1(b)
                              [X]   Rule 13d 1(c)
                              [ ]   Rule 13d 1(d)


                                  Page 1 of 5

                    ________________________________________


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.       92932C103                         Page 2 of 5 Pages

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lloyd I. Miller, III           ###-##-####
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a)      [ ]
                                                           (b)      [ ]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------

                      5      SOLE VOTING POWER
              -----------------------------------------------------------------
NUMBER OF                    346,250
SHARES        -----------------------------------------------------------------
BENEFICIALLY          6      SHARED VOTING POWER
OWNED BY      -----------------------------------------------------------------
EACH                         417,862
REPORTING     -----------------------------------------------------------------
PERSON                7      SOLE DISPOSITIVE POWER
WITH          -----------------------------------------------------------------
                             346,250
              -----------------------------------------------------------------
                      8      SHARED DISPOSITIVE POWER

                             417,862
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        764,112
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                   [ ]
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        11.1%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON
        IN-IA-OO**
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

** See Item 4.

Item 1(a).     Name of Issuer:                     WQN, Inc.

Item 1(b).     Address of Issuers's Principal      14911 Quorum Drive, Suite 140
               Executive Offices:                  Dallas, Texas 75254

Item 2(a).     Name of Person Filing:              Lloyd I. Miller, III

Item 2(b).     Address of Principal Business       4550 Gordon Drive,
               Office or, if None, Residence:      Naples, Florida 34102

Item 2(c).     Citizenship:                        U.S.A.

Item 2(d).     Title of Class of Securities:       Common Stock

Item 2(e).     CUSIP Number:                       92932C103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable, this statement is filed pursuant to 13d-1(c)

Item 4. OWNERSHIP: The reporting person has sole voting and dispositive power with respect to 346,250 of the reported securities as
               (i) the manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the custodian to accounts set up under the Florida Uniform Gift to Minors Act and (iii) as an individual. The reporting person has shared voting and dispositive power with respect to 417,862 of the reported securities as an investment advisor to the trustee of a certain family trust.

               (a)     764,112

               (b)     11.1%

               (c)     (i) sole voting power: 346,250

                       (ii) shared voting power: 417,862

                       (iii) sole dispositive power: 346,250

                        (iv) shared dispositive power: 417,862

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              Not Applicable

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              Persons other than Lloyd I. Miller III, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported securities.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY: Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.






Dated: December 6, 2005                           /s/ Lloyd I. Miller, III
                                                  ---------------------------
                                                  Lloyd I. Miller, III